Exhibit 10.4

AMENDMENT NO. 1 TO

PURCHASE AND SALE AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the Purchase and Sale Agreement dated October 25, 2021 (“Agreement”), between POLARITYTE, INC., a Delaware corporation (“Seller”), and BCG ACQUISITIONS LLC, a Utah limited liability company and/or assigns (“Buyer”) is made this 15th day of March 2022. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed thereto in the Agreement.

RECITALS:

WHEREAS, Seller is the tenant under a lease and has a binding legal option to purchase the Property covered by the lease, and Seller agreed that after acquiring the Property under the lease purchase option it would sell the Property to Buyer, and Buyer agreed to purchase the Property from Seller, upon and subject to the terms and conditions set forth in the Agreement; and

WHEREAS, Seller and Buyer wish to amend the terms of the Agreement to establish an arrangement that addresses Seller’s inability to complete the purchase of the Property prior to the Outside Closing Date as originally defined in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration to each of the parties hereto paid by the other, the receipt and sufficiency whereof are hereby acknowledged, it is hereby mutually covenanted and agreed by Seller and Buyer as follows:

1. All uses in the Agreement of the term “Agreement” shall after the date of this Amendment mean the Agreement as amended by this Amendment.

2. Section 2(a) of the Agreement is amended by deleting all of Section 2(a) and inserting the following provision in lieu thereof:

(a) One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Initial Deposit” or “Deposit”) shall be deposited by Buyer with Cottonwood Title Insurance Agency, Inc., 1996 East 6400 South, Suite 120, Salt Lake City, UT 84121 (Attn: Cort Ashton) (“Escrow Holder”) within five (5) Business Days after the Effective Date. Buyer may terminate this Agreement for any reason prior to the expiration of the Due Diligence Period (as defined below), in which event Buyer shall receive a refund of the Initial Deposit. If Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, then this Agreement shall continue, and the Initial Deposit shall be nonrefundable to Buyer except as set forth herein. The Initial Deposit, at Buyer’s election, may be placed in an interest-bearing account, and shall be maintained at a federally insured bank by Escrow Holder, and the term Deposit shall include all interest earned thereon, if any. It is understood and agreed that, except as expressly provided herein, the Deposit shall be deemed earned by Seller and non-refundable to Buyer in all events.

The parties acknowledge that Buyer deposited the Additional Deposit (as defined in the Agreement as signed on the Effective Date) in the amount of $50,000 with the Escrow Holder and agree that as a result of the elimination of the Additional Deposit from the Agreement by this Amendment that the Additional Deposit (excluding any interest that may have accrued thereon) shall be promptly returned to Buyer following the execution of this Amendment. Delivery of a copy of this Amendment signed by the parties hereto shall constitute a joint instruction to the Escrow Agent to return the Additional Deposit in the amount of $50,000 to the Buyer.

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3. Section 5(d) of the Agreement is amended by deleting all of Section 5(d) and inserting the following provision in lieu thereof:

(d) Acquisition Condition. Seller shall have acquired fee simple title to the Property (the “Acquisition Condition”) pursuant to the terms of the Adcomp Purchase Agreement. If Buyer has not terminated this Agreement during the Due Diligence Period pursuant to Section 2(a), above, then within five (5) Business Days after the last to occur of expiration of the Due Diligence Period and the Lease Completion Period Seller shall give the Purchase Notice to Adcomp under the Lease and use commercially reasonable efforts to negotiate and execute the Adcomp Purchase Agreement and acquire the Property under the terms of the Adcomp Purchase Agreement. In connection therewith, Seller shall use commercially reasonable efforts to obtain rights from Adcomp to enable Buyer access to the Property to conduct inspections as contemplated in Section 4 hereof to the extent Seller does not possess such rights under its leasehold interest in the Property. Seller shall provide copies to Buyer of all notices, correspondence and other documents relating to the exercise of the purchase right under the Lease. If the Acquisition Condition is not satisfied by Seller on or before December 15, 2022 (the “Outside Closing Date”) despite Seller using commercially reasonable and diligent efforts to satisfy the Acquisition Condition, Buyer (at its option) may terminate this Agreement by giving a notice of termination to Seller after the Outside Closing Date and before the Acquisition Condition has been satisfied. In such case, (i) Buyer will have no further obligation to purchase the Property from Seller, (ii) Seller will have no further obligation to sell the Property to Buyer, and (iii) the parties will have no further obligation to one another, except as otherwise expressly provided in this Agreement with respect to obligations that survive the termination of this Agreement. In such event, the Deposit shall be released to the Buyer. For the sake of clarity, termination of this Agreement because the Acquisition Condition is not satisfied shall not be deemed a default by Buyer.

4. Section 9(a) of the Agreement is amended by deleting all of Section 9(a) and inserting the following provision in lieu thereof:

(a) Deliver to Seller the payment set forth in Section 2 hereof, as adjusted pursuant to Section 6 hereof, which may be paid in cash, by assignment and assumption of any promissory note, deed of trust, mortgage, or similar instrument encumbering the Property, or a combination thereof.

5. The parties agree and acknowledge that the Due Diligence Period has expired. Except for the terms of the Agreement specifically amended by the terms of this Amendment, all terms of the Agreement shall remain in full force and effect.

[Signatures on Next Page.]

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement as of the date first set forth above.

SELLER:

POLARITYTE, INC., a Delaware corporation

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

BUYER:

BCG ACQUISITIONS, LLC, a Utah limited liability company

By:	/s/ Brandon Blaser
Name:	Brandon Blaser
Title:	Manager

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